Exhibit 99.1
2006-16
Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344
CAMERON SELECTED FOR TEN-YEAR GULF OF MEXICO SUBSEA SYSTEMS FRAME AGREEMENT
HOUSTON (November 16, 2006) — Cameron (NYSE: CAM), through its Drilling & Production Systems (DPS) division, has entered into a ten-year frame agreement with BP to provide subsea systems and related services for BP’s Deepwater Production Business Unit’s Subsea Tie-back program, as well as for future subsea developments managed by BP’s Deepwater Developments Business Unit in the Gulf of Mexico. The first order under the new agreement, which covers subsea trees, controls, manifolds and well connection systems, is expected to be for a multi-well subsea tie-back project.
     Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “We are pleased that BP has chosen Cameron as the preferred supplier of subsea systems for its future developments in the Gulf of Mexico.” Erikson noted that as specific orders are received from BP under this agreement, they will be reflected in orders and backlog in the Company’s quarterly earnings reports.
     Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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